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Exhibit 10.30

EMPLOYMENT SECURITY AGREEMENT

    This EMPLOYMENT SECURITY AGREEMENT (the "Agreement") by and among California Independent Bancorp A California Corporation (the "Company"), and FEATHER RIVER STATE BANK, a California corporation and a wholly owned subsidiary of the Company (the "Bank"), and "NAME" (the "Executive"), is entered into as of "DATE" ("the Agreement Date").

    WHEREAS, the Company and the Bank wish to assure themselves and the Executive of continuity of senior management during the term of this Agreement and to provide the Executive with certain termination benefits in the event the Executive's employment is terminated under certain circumstances; and

    WHEREAS, should the possibility of a change in control of the Company arise, the Board of Directors believes it imperative that the Company, the Bank and the Board be able to rely upon the Executive to continue in their position, and that the Company and the Bank be able to receive and rely upon the Executive's advice, if it requests such advice, as to the best interests of the Company, without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a change in control; and

    WHEREAS should the possibility of a change in control arise, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such possible change in control, to advise management and the Board as to whether such change in control would be in the best interests of the Company and to take such other actions as the Board might determine to be appropriate;

    NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties do hereby agree as follows:

SECTION 1.  TERM OF AGREEMENT

    This Agreement shall be effective as of the Agreement Date and shall continue in effect until the Expiration Date (as defined below). The "Expiration Date" shall initially be January 31, 2002, but commencing on February 1, 2001 and each February 1 thereafter, the Expiration Date shall automatically be extended by one additional year unless, not later than October 1 of the prior year, the Company shall have given notice to the Executive that it does not wish to extend the Expiration Date; provided, however, that if a Change in Control (as defined in Section 2, below) shall have occurred prior to the original or extended Expiration Date, the Expiration Date shall automatically become the second anniversary of the last day of the month in which the Change in Control occurred. Notwithstanding the foregoing, the Expiration Date shall be any earlier date on which the Executive's employment with the Company or the Bank terminates, in the event such termination occurs prior to a Change in Control.

SECTION 2.  DEFINITION OF "CHANGE IN CONTROL"

    For purposes of the Agreement, a "Change in Control" shall be deemed to have occurred if and when:

  (a)
  the Company or Bank shall consummate a merger or consolidation (a "Transaction") with another corporation; provided, however, that a Change of Control shall not be deemed to have occurred with respect to a Transaction if the Bank is the surviving or resulting corporation and the beneficial owners of the outstanding shares of the Company entitled to vote in the election of directors immediately prior to such Transaction will beneficially own more than fifty percent (50%) of the outstanding shares entitled to vote in the election of directors of the corporation or parent corporation resulting from the consummation of the Transaction; or

  (b)
  thirty percent (30%) of the Company's or Bank's securities then entitled to vote in the election of directors shall be acquired by any "person" (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended); or

  (c)
  during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board of Directors of the Company (the "Incumbent Board") shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least, seventy-five percent (75%) of the directors comprising the Incumbent Board shall be, for purposes hereof, considered as though such person were a member of the Incumbent Board; or

  (d)
  the Company or Bank shall sell substantially all of its assets to another corporation.

SECTION 3.  COVERED TERMINATION

    The termination benefits described in Section 4 hereof shall be provided to the Executive in the event that their employment with the Company or the Bank is terminated in conjunction with, by reason of, or following a Change of Control on account of a "Covered Termination".

    "Covered Termination" shall mean (i) termination of employment by the Company or the Bank other than for "Cause," as described below or (ii) termination of employment by the Executive for "Good Reason" as described below.

    A.  Termination by Company or Bank for Cause.

    For purposes hereof, the Company and the Bank shall have "Cause" to terminate the Executive's employment if:

  (i)
  the Executive is grossly negligent or engages in willful misconduct in the performance of their material duties; or

  (ii)
  the Executive commits an act or acts of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or the Bank; or

  (iii)
  the Executive discloses to a third party information that is of a confidential or proprietary nature to the Company or the Bank, other than as appropriate in the normal course of the performance of their duties; or

  (iv)
  the Executive suffers from an illness, injury or other incapacity that prevents him from performing their material duties for a total of six (6) months, whether or not consecutive, within a twelve (12) month period; or

  (v)
  the Executive's death occurs.

    B.  Termination by Executive for Good Reason.

    For purposes hereof, following a Change in Control the Executive may terminate their employment for Good Reason if:

  (i)
  the Executive's then-current level of annual base salary (whether payable by the Company or the Bank) is reduced; or

  (ii)
  there is any reduction in the employee benefit coverage provided to the Executive (including pension, profit sharing and welfare benefits and perquisites, but not including incentive bonuses) from the coverage levels in effect immediately prior to the Change in Control, unless, however, the Company or the Bank provides substantially equivalent employee benefits to the Executive; or

  (iii)
  the Executive suffers a material diminution in their title, position, reporting relationship, responsibilities, authority or offices; or

  (iv)
  there is a relocation of the Executive's principal business office by more than ten (10) miles, and (a) the Executive's new commute is more than fifty (50) miles from the Executive's current primary residence or (b) the Executive's new commute is more than the Executive's current commute which is at least 50 miles;

  (v)
  the Company or the Bank fails to obtain assumption of this agreement by any successor or assign of the Company or the Bank;

    Provided, however, that any termination by the Executive for Good Reason must be made in good faith.

    C.  Notice.

    Notwithstanding the foregoing provisions of this Section 3, no such termination of the Executive's employment for Good Reason under paragraph B above shall be treated as a Covered Termination unless (i) the Executive shall give written notice to the Company, not later than thirty (30) days prior to the effective date of any such termination for Good Reason and within six (6) months after the date the Executive first becomes entitled to terminate for Good Reason on account of the event(s) forming the basis for such termination, setting forth in specific detail the basis for such termination for Good Reason, and (ii) the Company or the Bank shall not, within thirty (30) days after receipt of such notice, take actions reasonably acceptable to the Executive to remedy the circumstances leading to the termination for Good Reason.

SECTION 4.  CONSEQUENCES OF COVERED TERMINATION

    In the event that the employment of the Executive shall have been terminated after a Change in Control in a manner that shall constitute a Covered Termination under Section 3 above, the Company shall make payments to, and provide benefit coverage for, the Executive as described below in this Section 4.

    A.  Base Salary.

    The Executive shall receive an initial installment (the "Initial Installment") equal to one-half of the highest annual base salary amount paid (by either the Company or the Bank) to the Executive within the three years preceding the Covered Termination. The Initial Installment shall be paid to the Executive within fifteen (15) business days following the Covered Termination. In addition, the Executive shall receive four (4) subsequent installments, each equal to one-fourth of the highest annual base salary amount paid to the Executive within the three years preceding the Covered Termination (each such installment a "Quarterly Installment", and in the aggregate, the "Quarterly Installments"). The first Quarterly Installment shall be paid to the Executive within one hundred and eighty days (180) following the payment of the Initial Installment. The remaining three Quarterly Installments shall be paid to the Executive within one hundred and twenty (120) days of the payment of the prior Quarterly Installment. The highest annual base salary amount shall not include any bonuses awarded to the Executive.

    B.  Stock Options.

    Immediately upon a Covered Termination, any stock options granted to the Executive under any Company incentive plan that were not fully vested and-exercisable shall become fully vested and immediately exercisable. Such options will be exercisable for a period of 90 days from the date of the

Covered Termination (or such greater period as may be provided in the related plan). Any restrictions on payment or transfer of previously granted incentive awards shall immediately lapse.

    C.  Welfare Benefits.

    The Company and the Bank shall continue to maintain, in full force and effect, any "Welfare Benefits," such as life insurance coverage and health and disability benefits, which were being provided to the Executive at the time of the Covered Termination during the "Continuation Period." The Continuation Period shall mean the eighteen (18) month period following the date of a Covered Termination.

    Notwithstanding the above, the Company or the Bank may provide coverage and benefits under separate insured arrangements that provide benefits substantially identical to those being provided to the Executive at the time of the Covered Termination.

    In addition, the Executive's right to any particular type of Welfare Benefit shall be subject to cancellation by the Company or the Bank if the Executive obtains alternative coverage of a similar type during the Continuation Period that is at least as favorable to the Executive as the corresponding Welfare Benefit. The Executive shall be obligated to notify the Company of any such alternative coverage within thirty (30) days of it first becoming applicable to him.

    D.  Withholding for Taxes.

    All payments required to be made by the Company or the Bank to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company or the Bank may reasonably determine it should withhold pursuant to any applicable law or regulation.

SECTION 5.  ARBITRATION

    The parties agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Executive's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall be resolved by binding arbitration as provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a dispute except as provided in this paragraph.

    A.  Binding Arbitration.

    Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act. (California Code of Civil Procedure section 1280, et seq., including the provision of California Code of Civil Procedure section 1283.05.)

    B.  Appointment of Arbitrator.

    The arbitrator shall be a neutral arbitrator selected by selected by the Company, the Bank and Executive. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator.

If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sutter County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

    C.  Initiation of Arbitration.

    In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration.

    D.  Location of Arbitration.

    Any arbitration hearing shall be conducted in Sutter County, California.

    E.  Applicable Law.

    The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

    F.  Arbitration Procedures.

    Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., § 1280 et seq.). The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgement or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

    G.  Scope of Arbitrators' Award or Decision.

    The parties agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

    H.  Costs of Arbitration; Attorneys' Fees.

    The parties agree to share the customary costs of the arbitration, excluding attorneys' fees and expert witness fees or costs, equally between the Executive on one side and the Company and the Bank on the other side up to the maximum amount permitted under California law. Any customary costs of arbitration, excluding attorneys' fees and expert witness fees or costs, that would be in excess of the maximum amount permitted under California law, shall be borne by the Bank and/or the Company. Each party shall bear its own attorneys' fees and the fees or costs of any expert witnesses it retains.

    I.  Acknowledgment of Consent to Arbitration.

    NOTICE: BY EXECUTING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF

DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

    BY EXECUTING THIS AGREEMENT YOU ARE INDICATING THAT YOU HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

SECTION 6.  NOTICES

    All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Bank: FEATHER RIVER STATE BANK 1227 Bridge Street, Suite C Yuba City, CA 95991	To the Company: CALIFORNIA INDEPENDENT BANCORP 1227 Bridge Street, Suite C Yuba City, CA 95991
To the Executive: Name Address City, State Zip

SECTION 7.  GENERAL PROVISIONS

    A.  Entirety of Agreement.

    This Agreement constitutes the entire agreement between the Company, the Bank and the Executive relating to the subject matter hereof and shall supersede any right under any other agreement relating to the subject matter hereof between the Company or the Bank and the Executive existing as of the Agreement Date. Any compensation or benefits to which the Executive is entitled under this Agreement shall be provided based solely upon its terms, without regard to any materials used in the preparation or consideration of this Agreement, including any summary of terms or estimate of amounts relating to this Agreement.

    B.  Enforceability.

    If any provision of this Agreement shall be determined by a court of competent jurisdiction to be, in whole or in part, unenforceable or contrary to any statute, law, order, rule, regulation, directive or other action of any federal or state regulatory agency having jurisdiction over the Company or its subsidiary, then the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

    C.  Assignment of Interest.

    No right to or interest in any payments shall be assignable by the Executive; provided, however, that this Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees after the Executive's death to the extent of any payments due in respect of the Executive hereunder.

    D.  Company, Bank and Successors.

    This Agreement shall be binding upon and inure to the benefit of the Company, the Bank and any successor thereof including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company or the Bank.

    E.  Amendment, Modification and waiver.

    No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in a written agreement signed by the Executive and by a duly authorized Company officer.

    F.  No Guarantee of Employment.

    The parties hereto explicitly acknowledge that notwithstanding any provision to the contrary contained herein, this Agreement shall not, in any way, be interpreted to provide the Executive with any fixed or minimum term of employment with the Company or the Bank.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BY:

CALIFORNIA INDEPENDENT BANCORP
DATE:

BY:

FEATHER RIVER STATE BANK
DATE:

BY:

Name Of Executive
DATE:

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  Exhibit 10.30
EMPLOYMENT SECURITY AGREEMENT